UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  January 4, 2019
First Busey Corporation
(Exact name of registrant as specified in charter)
Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 W. University Ave.
Champaign, Illinois  61820
(Address of principal executive offices) (Zip code)
(217) 365-4544
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter). ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.
First Busey Corporation (the “Company”) is deeply saddened to share the passing of Joseph Ambrose, a Company director, on Friday, January 4, 2019. The board of directors would like to express its condolences to his family.

Mr. Ambrose joined the Company’s board of directors in 1993. As Chairman of the Executive Management Compensation and Succession Committee, Mr. Ambrose served the Company with dedication and visionary leadership. The Company has lost an exemplary board member and those who had the pleasure of knowing and working directly with Mr. Ambrose have lost a dear friend and mentor.

At this time, the Company does not anticipate reducing the size of its board of directors to eliminate the vacancy created by Mr. Ambrose’s passing.  Instead, Mr. Ambrose’s board position will remain vacant until such time as an individual serving on the board of directors of The Banc Ed Corp. (“Banc Ed”), who is mutually agreeable to the Company and Banc Ed, is appointed to the vacancy following the completion of the merger of Banc Ed with and into the Company. The closing of the merger remains subject to the receipt of regulatory approval.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 7, 2019	First Busey Corporation
By:      /s/ Van A. Dukeman
Name:  Van A. Dukeman
Title:    President and Chief Executive Officer